Exhibit 10.1

COLONIAL BANK

MANAGEMENT TEAM INCENTIVE PLAN

PLAN OVERVIEW

The 2006 Management Team Incentive Plan (MTIP) is intended to reward eligible employees for their contribution towards the success of the bank and to encourage and reward the attainment of established corporate and individual goals.

PLAN ADMINISTRATION

The Plan is authorized by Colonial Bank, subject to review and approval of the Compensation Committee of the Board of Directors. The plan is administered by Human Resources. Colonial Bank has sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the CEO, Chairman of the Board, in conjunction with Human Resources will be final and binding on all Participants.

PARTICIPATION

The CEO, Chairman of the Board, will designate each year employees eligible to participate in the Plan. The CEO, Chairman of the Board, shall solicit the recommendation of the Sr. Executive Vice Presidents and Regional Presidents with respect to the participation of key managers in the MTIP. Each eligible participant will be assigned to a tier for the purposes of determining incentive awards. Participation in the Plan is conditional; participation in one Plan Year does not guarantee participation in successive years.

Employees who are placed on disciplinary probation during the year are not eligible for an incentive payout even assuming they meet all other criteria established. Participants are eligible to receive an award payout if his/her performance rating is “meets expectations” or higher during the plan year. Participants are ineligible to participate in any other performance based or discretionary cash incentive plan.

PLAN CHANGES OR DISCONTINUANCE

The Bank has developed the incentive plan on the basis of existing business, forecasts, market and economic conditions, current services, and personnel assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Bank may, in its sole discretion, add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time during the Plan’s period, provided that this action does not reduce the amount of award earned prior to the date of action.

INCENTIVE PAYMENTS

Incentive payments will be paid as soon as practically possible after the close of the plan year and will be based on the Participant’s year end base salary. For the purposes of incentive calculations, the year end base salary is defined as the Participant’s annual rate of pay effective December 31 of the plan year. A Participant must be actively employed on the date payment is made.

Any rights accruing to a Participant or his/her beneficiary under the incentive plan shall be solely those of the Participant. Nothing contained in the Plan, and on action taken pursuant to the provisions hereof, will create or is construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Bank and Participant or any other person. Nothing herein will be construed to require the Bank to maintain any fund or to segregate any amount for a Participant’s benefit.

Payments will be recognized as compensation in the year paid for inclusion under applicable benefit programs. Payments will be considered taxable income to Participants in the year paid and will be subject to withholding for required income and other applicable taxes. Payment of all applicable taxes is the Participant’s responsibility.

TERMINATION OF EMPLOYMENT

Participants must be employed by Colonial Bank at the time of payout; no incentive payments will be paid to a former employee.

NEW HIRES, PROMOTIONS AND TRANSFERS

Participants who are not employed by the Bank at the beginning of the Plan year may participate in the Plan at the point of hire at the discretion of the CEO, Chairman of the Board. Incentive award levels will be adjusted on a pro rata basis to reflect the remaining performance period.

A Participant who is transferred or promoted into an eligible position during the Plan year may participate in the Plan on a pro rata basis at the discretion of the CEO, Chairman of the Board. When a Participant transfers from an eligible position to a non-eligible position prior to the end of the Plan year, he/she will not be eligible to receive a payout.

DISABILITY OR RETIREMENT

If a Participant is disabled by an accident or illness, and is disabled long enough to be placed on short-term disability, his/her incentives for the Plan period shall be prorated so that no incentives will be earned during the period of short-term disability. If any employee is placed on long-term disability, no continuing incentive payments will be due.

In the event of retirement, incentives will be paid in accordance with the terms of the Plan up to the final date of active employment. Any additional payments will be reviewed on a case-by-case basis by Human Resources and approved by the CEO, Chairman of the Board.

LEAVE OF ABSENCE

Unless otherwise stated by law, a Participant on leave of absence will receive payment for earned incentives for performance in an eligible position through the last full month of incentive-eligibility, based on the official effective date of leave.

A Participant on leave of absence does not earn incentives during his/her absence. When a Participant returns from a leave of absence to active service, he/she will be eligible to earn incentive during the first month of service following the leave of absence.

PERSONAL AND FAMILY LEAVES

An employee is eligible to be paid earned incentives defined below while on paid leave (i.e. personal day, Bank holiday, vacation) and pre-approved Family Medical Leave Act (“FMLA”) absences. An employee that is utilizing his FMLA leave will only be paid for earned incentives due. Earned incentive is defined as any amounts earned prior to the leave, which contributed to goal attainment during the leave period.

RIGHTS AND LIMITATIONS

The Plan summary is the only agreement governing between Colonial Bank and the Participant. This Plan supersedes any prior agreement or understanding regarding compensation. Any undocumented agreement of any kind concerning compensation will not be honored. Any arrangements different from those provided for in the Plan must be in writing, signed by the Participant and Management, and submitted to Human Resources.

No agreements will be effective until all approvals have been secured. Any applicable transactions or business conducted outside of established guidelines, or deviations from the terms & conditions without documented Management approval, may result in the withholding or recovery of compensation on said transactions.

Nothing in this plan may be construed to give any person any right to be paid any amount other than under the terms of this Plan.

The Plan will not be deemed to give any Participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any Participant at any time. This Plan does not constitute a contract of employment. All Participants are “at-will” employees of the Bank and may be terminated from their employment with the Bank for any reason whatsoever or for no reason at all.

HOW THE PLAN WORKS

The following is an illustrative example of how the Plan works. Individual Goal Sheets will describe the specifics of each Participant’s opportunity.

The Plan consists of corporate and/or individual measures. Corporate and individual goals have threshold, target and superior performance levels. Threshold is defined as the level below which no award would be earned and superior is defined as the level at which point the award becomes capped. Participants must receive at least threshold performance level in each category to receive a payout for that category. Incentive maximums, expressed as a percentage of base salary, are based upon the Participant’s incentive tier. Payouts can be awarded for achievement of corporate goals if individual goals are not met and may be awarded for individual goals if corporate goals are not met.

Corporate measures for 2006 have been defined as Earnings Per Share Growth and Revenue Growth. Individual goals are established by the Participant’s manager. Each Participant, depending on his/her role in the organization, will have 1-3 individual goals established. Individual goals should represent clearly defined and meaningful accomplishments desired within the framework of the responsibilities of the Participant. To the extent possible, individual goals should be measurable and quantifiable. The minimum weight for each individual goal is 10%. If necessary, goals may be revised during the plan year to reflect major changes in business priorities. At the end of the Plan year, the Participant’s manager, in conjunction with Human Resources, will assess performance as compared to target performance and determine the individual award percentage. Performance levels between the threshold and maximum levels are calculated as a percentage of the target level of performance.

AWARD OPPORTUNITY BY PERFORMANCE LEVEL

	Performance Levels		Award Opportunity
Earnings Per Share Growth	Threshold	TBD	25% of Category	Total corporate weights assigned by incentive tier
	Target	TBD	50% of Category
	Superior	TBD	100% of Category

Revenue Growth	Threshold	TBD	25% of Category
	Target	TBD	50% of Category
	Superior	TBD	100% of Category

Individual Goal #1	Threshold	TBD	25% of Category	Total individual weight assigned by incentive tier
	Target	TBD	50% of Category
	Superior	TBD	100% of Category

Individual Goal #2	Threshold	TBD	25% of Category
	Target	TBD	50% of Category
	Superior	TBD	100% of Category

Individual Goal #3	Threshold	TBD	25% of Category
	Target	TBD	50% of Category
	Superior	TBD	100% of Category

TERMS AND CONDITIONS

DEFINITIONS

A.	EPS - Defined as diluted earnings per share for The Colonial BancGroup, Inc.

B.	Revenue Growth – Defined as Net Interest Income plus Noninterest Income.

C.	Individual Goals – Defined as each Participant’s performance against specific objectives agreed upon between the Participant and his/her manager at the beginning of the plan year. If necessary, objectives may be revised during the plan year to reflect major changes in business priorities. Such revisions would need to be approved by Human Resources.

WINDFALL/BLUEBIRD CLAUSE

The Bank reserves the right to exclude what might be considered a windfall or a bluebird from the incentive calculation. The CEO, Chairman of the Board, has sole discretion to determine whether revenue is considered a windfall or bluebird, and whether or not incentive payments will be made or adjusted accordingly. The decision of the CEO, Chairman of the Board, is final, binding and cannot be appealed.

A windfall is revenue generated that was realized outside the normal influence of the Participant. A windfall may result from Bank action such as a significant drop in interest rates, gain/loss on securities, a closure of a competitor, or entry into a new market. A windfall may also be caused by customer decisions. In such circumstances a windfall is sometime excluded from normal incentive treatment or limited in payment.

A bluebird is a financial result that was realized without substantial influence of the Participant. A bluebird may result from such events as a competitor going out of business, or taking over an existing account. In such circumstances a bluebird is excluded from normal incentive treatment.

OVERPAYMENT

When a Participant is overpaid an incentive, the Participant is obligated to repay the amount of overpayment in full to the Bank. Overpayment can result from, among other things, a cancellation, return, processing or crediting errors, and other related causes. The overpayment is a liability of the Participant to the Bank until it is fully paid.

AWARD PAYOUT ADJUSTMENTS

To ensure equitable treatment to both the Bank and Participants, the CEO, Chairman of the Board, will review and reserves the right to exclude, adjust or reserve award payout resulting

•	Revenue generated substantially in excess of target or objective

•	Revenue producing a negative, poor, deferred, or unacceptable financial impact

•	Revenue generated which provide no recognizable financial revenue to the Bank

•	Revenue generated in which the Bank or affiliates invest or have other financial holdings/interests

•	Revenue generated in violation of ethical business practices, including but not limited to, fraud, forgery, falsification, misrepresentation, conflicts of interest, or violations of federal, state, or local law.

The CEO, Chairman of the Board, reserves the right to make final and binding decisions regarding the amount of award to be paid out to Participants.

RESTRICTIONS

No Participant shall make unauthorized verbal or written commitments, make unauthorized verbal or written statements regarding the Bank’s position with regard to competitors, suppliers or customers; alter the Bank’s standard contract forms by making unauthorized verbal or written commitments; assign or give any gifts or money including but not limited to part of his/her compensation to any person, customer, or third party as an inducement, or accept any gratuity from third parties when engaged in Bank activities. All Participants are expected to fully comply with any and all of the Bank policies and procedures established for proper conduct and reporting in business dealings. Such policies and procedures include but are not limited to those dealing with conflicts of interest, board and directorship and Code of Ethics. Violation of these or any Bank policies and procedures may result in immediate employment termination. The Bank reserves the unilateral right to terminate any individual’s participation in the Plan at any time.

COLONIAL BANK

MANAGEMENT TEAM INCENTIVE PLAN

ACKNOWLEDGEMENT FORM

I have received a copy of this plan document. I acknowledge that I have read the Plan, understand all of its terms and conditions, and agree to abide and be bound by, all the stated terms and conditions.

Plan Participant Name - Printed	Date

Plan Participant Signature	Date

Manager Signature	Date

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